Exhibit 5.1

April 20, 2021

Focus Universal Inc.
211 East Locust Street Ontario, CA 91761

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-1 (file No. 333-[----]) (the “Registration Statement”) being filed with the Securities and Exchange Commission by Focus Universal Inc., a Nevada corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 2,300,000 shares of Common Stock of the Company, $0.001 par value (the “Common Stock”), to be offered by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the shares and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or “blue sky” laws of the states in which the shares are to be offered for sale, the 2,300,000 shares of Common Stock that are being registered for sale by the Company pursuant to the Registration Statement have been validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Very truly yours,
/s/ Wilson Bradshaw LLP

WILSON BRADSHAW LLP